Exhibit 99.1

News from

Arch Coal, Inc.

FOR FURTHER INFORMATION:

Charles Dayton

Investor Relations

314/994-2912

FOR IMMEDIATE RELEASE

Arch Coal, Inc. Reports Second Quarter 2015 Results

Quarterly Adjusted EBITDA of $45 million

All operating regions cash flow positive for first half of year

Revised SG&A and capex expectations reduce 2015 spend by $27 million

Earnings Highlights

	Quarter Ended		Six Months Ended
In $ millions, except per share data	6/30/15	6/30/14	6/30/15	6/30/14
Revenues	$644.5	$713.8	$1,321.5	$1,449.7
Loss from Operations	$(69.5)	$(35.8)	$(89.3)	$(108.9)
Net Loss	$(168.1)	$(96.9)	$(281.3)	$(221.0)
Diluted LPS	$(0.79)	$(0.46)	$(1.32)	$(1.04)
Adjusted Diluted LPS (1)	$(0.73)	$(0.46)	$(1.27)	$(1.06)
Adjusted EBITDA (1)	$45.3	$64.9	$127.1	$92.5

(1) Defined and reconciled under “Reconciliation of non-GAAP measures.”

ST. LOUIS, July 30, 2015 — Arch Coal, Inc. (NYSE: ACI) today reported a net loss of $168 million, or $0.79 per diluted share, for the quarter ending June 30, 2015. The company recorded a $19.1 million impairment charge during the quarter and incurred $4.0 million of expenses related to its exchange transaction. Excluding asset impairments, expenses related to debt restructuring and amortization of sales contracts, Arch’s second quarter 2015 adjusted net loss was $0.73 per diluted share compared with an adjusted net loss of $0.46 per diluted share in the prior-year quarter. Revenues totaled $644 million in the second quarter of 2015, and adjusted earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”) was $45 million.

For the first half of 2015, Arch generated adjusted EBITDA of $127 million compared with $93 million in the prior-year period. Total revenues declined to $1.3 billion for the six months ended June 30, 2015, largely due to lower metallurgical coal prices and output versus the prior-year period.

“Arch continues to weather the significant market challenges facing the industry,” said John W. Eaves, Arch’s chairman and chief executive officer. “Even with the lowest shipment level experienced by Arch in more than five years and shipping challenges in the Powder River Basin, our operations continued to do an outstanding job of managing costs in this environment. In fact, all of our operating regions were cash flow positive during the first half of this year, a position we think sets us apart from our competitors.”

“Our repositioned portfolio of large-scale, low-cost thermal operations in the PRB and highly competitive metallurgical coal operations in Appalachia is designed to help allow us to continue to navigate this challenging market environment,” added Eaves.

Financial Position

As of June 30, 2015, Arch had a total liquidity position of approximately $812 million, with nearly $690 million of that liquidity in the form of cash and short-term investments. The company had no borrowings under its revolving credit facility at June 30, and has no long-term debt maturities due until mid-2018.

“As expected, with both our $60 million LBA payment and our semi-annual interest payments on the majority of our unsecured debt occurring during the second quarter, we had our highest cash outflow quarter of the year,” said John T. Drexler, Arch’s senior vice president and chief financial officer. “With the LBA payment behind us and other working capital improvements anticipated over the course of the year, we expect a significant moderation in our cash outflows in the second half of 2015.” In addition, the company continues to pursue private exchange offers to deleverage its balance sheet and improve its liquidity profile.

“We continue to focus on controlling our costs and capital spending through this downturn and have reduced our capital and administrative spending expectations by an additional $27 million for full year 2015,” said Drexler. “These targeted savings align with our overall focus to prudently manage production levels and costs in the face of one of the worst coal market downturns in history.”

Core Values

During the second quarter of 2015, Arch continued to deliver solid safety and environmental performance with five operations attaining A Perfect Zero — a dual achievement of operating without a safety or environmental violation. Arch’s total incident rate for the first six months of 2015 was four times better than the industry average. The company also made marked improvements in its environmental compliance record during the first half of 2015 when compared with the prior-year period.

“These achievements reflect the hard work and continued focus of our employees in the face of significant external distractions and pressures,” said Paul A. Lang, president and chief operating officer.  “Despite current market challenges, we remain focused on our goal of operating the world’s safest and most environmentally responsible coal mines.”

Operational Results

“While the coal market remains incredibly challenging and despite lower shipment levels than in the first quarter of 2015, we continue to perform very well operationally,” said Lang. “Per-ton costs in the Powder River Basin were maintained even with lower volumes and our Bituminous Thermal operations continued to drive down costs, while our Appalachian mines experienced higher costs primarily due to the two expected longwall moves during the quarter.”

	Arch Coal, Inc.
	2Q15	1Q15	2Q14

Tons sold (in millions)	30.6	33.1	32.7
Average sales price per ton	$19.65	$19.18	$20.34
Cash cost per ton	$16.83	$15.43	$17.43
Cash margin per ton	$2.82	$3.75	$2.91
Total operating cost per ton	$19.96	$18.55	$20.55
Operating margin per ton	$(0.31)	$0.63	$(0.21)

Consolidated results may not tie to regional breakout due to exclusion of other assets, rounding.

Cash cost per ton is defined and reconciled under “Reconciliation of non-GAAP measures.”

Operating cost per ton is the sum of cash costs and depreciation, depletion and amortization expense divided by tons sold.

Arch’s operations continued to generate healthy operational cash flow margins during the second quarter. On a consolidated basis, Arch earned $2.82 per ton in cash margin during the second quarter of 2015 compared with $3.75 per ton in the first quarter of 2015, reflecting the impact of lower volumes in the company’s PRB segment and two longwall moves in its Appalachian segment. The increase in consolidated sales price per ton was more than offset by a nearly eight percent increase in costs resulting from reduced shipment levels from the PRB segment and the impact of the longwall moves in Appalachia.

	Powder River Basin
	2Q15	1Q15	2Q14

Tons sold (in millions)	25.5	28.5	26.9
Average sales price per ton	$13.24	$13.48	$12.79
Cash cost per ton	$10.99	$10.96	$11.09
Cash margin per ton	$2.25	$2.52	$1.70
Total operating cost per ton	$12.66	$12.52	$12.61
Operating margin per ton	$0.58	$0.96	$0.18

Cash cost per ton is defined and reconciled under “Reconciliation of non-GAAP measures.”

Operating cost per ton is the sum of cash costs and depreciation, depletion and amortization expense divided by tons sold.

In the Powder River Basin, second quarter cash margin per ton decreased 11 percent to $2.25 per ton versus the first quarter. The decline was due to lower average selling price per ton, reflecting lower contracted pricing, particularly on indexed volumes, and a larger percentage of lower-quality tons in our regional sales mix. Cash costs per ton were flat, despite the decline in shipment volume, due to significant reductions in maintenance and supplies costs.

	Appalachia
	2Q15	1Q15	2Q14

Tons sold (in millions)	3.1	3.0	3.7
Average sales price per ton	$65.83	$65.23	$69.36
Cash cost per ton	$62.86	$52.41	$62.36
Cash margin per ton	$2.97	$12.82	$7.00
Total operating cost per ton	$76.46	$68.55	$76.25
Operating margin per ton	$(10.63)	$(3.32)	$(6.89)

Cash cost per ton is defined and reconciled under “Reconciliation of non-GAAP measures.”

Operating cost per ton is the sum of cash costs and depreciation, depletion and amortization expense divided by tons sold.

In Appalachia, Arch’s cash margin per ton declined to $2.97 per ton from $12.82 per ton in the first quarter. Average selling price per ton increased slightly due to an increase in the percentage of metallurgical tons in the regional sales mix. The expected increase in cash cost per ton reflects the lower output at the two low-cost longwall operations due to the previously discussed second quarter longwall moves and the start of the annual miners’ vacation period.

	Bituminous Thermal
	2Q15	1Q15	2Q14

Tons sold (in millions)	1.9	1.6	2.0
Average sales price per ton	$30.37	$33.42	$31.34
Cash cost per ton	$20.15	$25.00	$19.83
Cash margin per ton	$10.22	$8.42	$11.51
Total operating cost per ton	$25.77	$31.21	$24.51
Operating margin per ton	$4.60	$2.21	$6.83

Cash cost per ton is defined and reconciled under “Reconciliation of non-GAAP measures.”

Operating cost per ton is the sum of cash costs and depreciation, depletion and amortization expense divided by tons sold.

In the Bituminous Thermal region, second quarter cash margin per ton increased 21 percent to $10.22 per ton, primarily due to a 19 percent decrease in cash cost per ton. The improvement in cash cost per ton was driven by strong cost control across the segment as well as increased volume levels at the lower-cost West Elk mine. Average sales price per ton declined 9 percent to $30.37, reflecting lower pricing on contracted tons.

Market Trends

Economic recovery and a return to normal temperatures are boosting power demand. However, coal’s share of generation has eroded in the face of low natural gas prices and the impact of the MATS regulations. According to the EIA, gas’s share of generation in April eclipsed that of coal for the first time on record, and gas prices remain mired below $3 per million Btus. As a result, Arch continues to expect a decrease in domestic utility coal consumption of 80 million tons this year.

However, while domestic coal demand is down, U.S. producers are starting to respond. Based on preliminary MSHA data, stockpile data, and various mine idling announcements, Arch now expects coal production to fall by over 90 million tons in 2015 compared to 2014. While the company expects coal stockpiles to remain elevated for some time, strong supply rationalization could lead to a better domestic thermal market in the future.

Internationally, the seaborne market remains challenging. The Australian dollar has weakened appreciably against the U.S. dollar, and Australia’s coking coal benchmark recently settled at $93 per metric ton, the lowest since 2004. Thermal prices remain under considerable pressure as well.

“In the face of these challenges, Arch continues to adapt to market conditions and to focus on those market segments where it can capture the most value,” Lang said.

Company Outlook

Given challenging market conditions, Arch has lowered the high end of its thermal guidance and now expects thermal sales volumes for 2015 to be in the range of 120 million to 124 million tons. In addition, Arch has again lowered its SG&A and capex guidance.

“We continue to take proactive steps to prudently manage through these tough times, with the goal of emerging a stronger company as markets recover,” Eaves said.  “Our cash-positive operating profile, relentless focus on cost control and capex management should enable us to continue to weather the ongoing challenges.”

	2015						2016
	Tons			$ per ton			Tons	$ per ton
Sales Volume (in millions tons)
Thermal	120.0	-	124.0
Met	6.0	-	6.8
Total	126.0	-	130.8

Powder River Basin
Committed, Priced			105.5			$13.32	52.0	$13.99
Committed, Unpriced			1.6				14.3
Total Committed			107.1				66.3
Average Cash Cost				$10.60	-	$11.00

Appalachia
Committed, Priced Thermal			5.6			$55.69	2.0	$58.04
Committed, Unpriced Thermal			—				—
Committed, Priced Metallurgical			5.2			$77.20	0.7	$82.45
Committed, Unpriced Metallurgical			0.4				0.6
Total Committed			11.2				3.3
Average Cash Cost				$56.75	-	$59.75

Bituminous Thermal
Committed, Priced			6.7			$32.24	3.0	$34.85
Committed, Unpriced			0.2				—
Total Committed			6.9				3.0
Average Cash Cost				$23.00	-	$25.00

Corporate (in $ millions)
D,D&A				$400	-	$420
S,G&A				$95	-	$105
Interest Expense				$385	-	$395
Capital Expenditures				$130	-	$140
Liquidated Damages				$50	-	$60

A conference call regarding Arch Coal’s second quarter 2015 financial results will be webcast live today at 11 a.m. Eastern time. The conference call can be accessed via the “investor” section of the Arch Coal website (http://investor.archcoal.com).

U.S.-based Arch Coal, Inc. is one of the world’s top coal producers for the global steel and power generation industries, serving customers on five continents. Its network of mining complexes is the most diversified in the United States, spanning every major coal basin in the nation. The company controls more than 5 billion tons of high-quality metallurgical and thermal coal reserves, with access to all major railroads, inland waterways and a growing number of seaborne trade channels. For more information, visit www.archcoal.com.

Forward-Looking Statements:  This press release contains “forward-looking statements” — that is, statements related to future, not past, events.  In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  Forward-looking statements by their nature address matters that are, to different degrees, uncertain.  For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from potential demands for additional collateral for self-bonding; from our ability to complete our potential exchange offers; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature.  These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements.  We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.  For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.

# # #

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(Unaudited)

Revenues	$644,462	$713,776	$1,321,467	$1,449,747

Costs, expenses and other operating
Cost of sales	566,252	622,137	1,128,574	1,308,451
Depreciation, depletion and amortization	97,372	102,464	202,246	206,887
Amortization of acquired sales contracts, net	(1,644)	(3,239)	(5,034)	(6,935)
Change in fair value of coal derivatives and coal trading activities, net	1,211	(2,992)	2,431	(2,078)
Asset impairment and mine closure costs	19,146	1,512	19,146	1,512
Selling, general and administrative expenses	24,268	29,931	46,873	59,067
Other operating (income) expense, net	7,403	(232)	16,489	(8,230)
	714,008	749,581	1,410,725	1,558,674

Loss from operations	(69,546)	(35,805)	(89,258)	(108,927)

Interest expense, net
Interest expense	(99,574)	(97,960)	(198,826)	(194,431)
Interest and investment income	962	2,036	3,335	3,879
	(98,612)	(95,924)	(195,491)	(190,552)

Nonoperating expense
Expenses related to debt restructuring	(4,016)	—	(4,016)	—

Loss before income taxes	(172,174)	(131,729)	(288,765)	(299,479)
Benefit from income taxes	(4,071)	(34,869)	(7,467)	(78,480)

Net loss	$(168,103)	$(96,860)	$(281,298)	$(220,999)

Net loss per common share
Basic and diluted LPS - Net loss	$(0.79)	$(0.46)	$(1.32)	$(1.04)

Basic and diluted weighted average shares outstanding	212,914	212,225	212,788	212,198

Dividends declared per common share	$—	$—	$—	$0.01

Adjusted EBITDA (A)	$45,328	$64,932	$127,100	$92,537
Adjusted diluted Loss per common share (A)	$(0.73)	$(0.46)	$(1.27)	$(1.06)

(A) Adjusted EBITDA and Adjusted diluted Loss per common share are defined and reconciled under “Reconciliation of Non-GAAP Measures” later in this release.

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2015	2014
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$439,655	$734,231
Short term investments	249,754	248,954
Restricted cash	43,563	5,678
Trade accounts receivable	204,593	211,506
Other receivables	14,948	20,511
Inventories	223,929	190,253
Prepaid royalties	9,006	11,118
Deferred income taxes	47,277	52,728
Coal derivative assets	13,358	13,257
Other current assets	50,838	54,515
Total current assets	1,296,921	1,542,751

Property, plant and equipment, net	6,341,026	6,453,458

Other assets
Prepaid royalties	52,956	66,806
Equity investments	227,788	235,842
Other noncurrent assets	117,664	130,866
Total other assets	398,408	433,514
Total assets	$8,036,355	$8,429,723

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$156,725	$180,113
Accrued expenses and other current liabilities	262,958	302,396
Current maturities of debt	31,763	36,885
Total current liabilities	451,446	519,394
Long-term debt	5,114,581	5,123,485
Asset retirement obligations	409,435	398,896
Accrued pension benefits	13,580	16,260
Accrued postretirement benefits other than pension	34,176	32,668
Accrued workers’ compensation	97,489	94,291
Deferred income taxes	411,930	422,809
Other noncurrent liabilities	109,693	153,766
Total liabilities	6,642,330	6,761,569

Stockholders’ equity
Common Stock	2,145	2,141
Paid-in capital	3,051,805	3,048,460
Treasury stock, at cost	(53,863)	(53,863)
Accumulated deficit	(1,613,123)	(1,331,825)
Accumulated other comprehensive income	7,061	3,241
Total stockholders’ equity	1,394,025	1,668,154
Total liabilities and stockholders’ equity	$8,036,355	$8,429,723

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Six Months Ended June 30,
	2015	2014
	(Unaudited)
Operating activities
Net loss	$(281,298)	$(220,999)
Adjustments to reconcile to cash provided by operating activities:
Depreciation, depletion and amortization	202,246	206,887
Amortization of acquired sales contracts, net	(5,034)	(6,935)
Prepaid royalties expensed	3,939	3,575
Employee stock-based compensation expense	3,354	5,469
Asset impairment and non-cash mine closure costs	17,242	1,512
Expenses related to debt restructuring	4,016	—
Gains on disposals and divestitures	(1,325)	(18,506)
Amortization relating to financing activities	12,539	7,757
Changes in:
Receivables	12,433	267
Inventories	(33,743)	3,522
Accounts payable, accrued expenses and other current liabilities	(56,419)	10,495
Income taxes, net	(37)	(571)
Deferred income taxes	(7,510)	(78,568)
Other	4,022	7,749
Cash used in operating activities	(125,575)	(78,346)

Investing activities
Capital expenditures	(99,361)	(95,746)
Additions to prepaid royalties	(409)	(3,341)
Proceeds from disposals and dispositions	991	43,245
Purchases of short term investments	(161,336)	(168,951)
Proceeds from sales of short term investments	157,729	166,018
Investments in and advances to affiliates, net	(5,138)	(9,501)
Cash used in investing activities	(107,524)	(68,276)

Financing activities
Payments on term loan	(9,750)	(9,750)
Net payments on other debt	(9,826)	(9,390)
Expenses related to debt restructuring	(4,016)	—
Debt financing costs	—	(1,957)
Dividends paid	—	(2,123)
Withdrawals (deposits) of restricted cash	(37,885)	(1,103)
Cash used in financing activities	(61,477)	(24,323)

Decrease in cash and cash equivalents	(294,576)	(170,945)
Cash and cash equivalents, beginning of period	734,231	911,099

Cash and cash equivalents, end of period	$439,655	$740,154

Arch Coal, Inc. and Subsidiaries

Schedule of Consolidated Debt

(In thousands)

	June 30,	December 31,
	2015	2014
	(Unaudited)

Term loan due 2018 ($1.9 billion and $1.93 billion face value, respectively)	$1,883,109	$1,890,846
7.00% senior notes due 2019 at par	1,000,000	1,000,000
9.875% senior notes ($375.0 million face value) due 2019	364,517	363,493
8.00% senior secured notes due 2019 at par	350,000	350,000
7.25% senior notes due 2020 at par	500,000	500,000
7.25% senior notes due 2021 at par	1,000,000	1,000,000
Other	48,718	56,031
	5,146,344	5,160,370
Less: current maturities of debt	31,763	36,885
Long-term debt	$5,114,581	$5,123,485

Calculation of net debt
Total debt	$5,146,344	$5,160,370
Less liquid assets:
Cash and cash equivalents	439,655	734,231
Short term investments	249,754	248,954
	689,409	983,185
Net debt	$4,456,935	$4,177,185

Arch Coal, Inc. and Subsidiaries

Reconciliation of Non-GAAP Measures

(In thousands, except per share data)

Included in the accompanying release, we have disclosed certain non-GAAP measures as defined by Regulation G. The following reconciles these items to net income and cash flows as reported under GAAP.

Adjusted EBITDA

Adjusted EBITDA is defined as net income attributable to the Company before the effect of net interest expense, income taxes, depreciation, depletion and amortization, and the amortization of acquired sales contracts.   Adjusted EBITDA may also be adjusted for items that may not reflect the trend of future results.

Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded from Adjusted EBITDA are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles. We believe that Adjusted EBITDA presents a useful measure of our ability to incur and service debt based on ongoing operations. Furthermore, analogous measures are used by industry analysts to evaluate our operating performance. In addition, acquisition related expenses are excluded to make results more comparable between periods.  Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. The table below shows how we calculate Adjusted EBITDA.

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Net loss	$(168,103)	$(96,860)	$(281,298)	$(220,999)
Benefit from income taxes	(4,071)	(34,869)	(7,467)	(78,480)
Interest expense, net	98,612	95,924	195,491	190,552
Depreciation, depletion and amortization	97,372	102,464	202,246	206,887
Amortization of acquired sales contracts, net	(1,644)	(3,239)	(5,034)	(6,935)
Asset impairment and mine closure costs	19,146	1,512	19,146	1,512
Expenses related to debt restructuring	4,016	—	4,016	—

Adjusted EBITDA	$45,328	$64,932	$127,100	$92,537

Adjusted net loss and adjusted diluted loss per share

Adjusted net loss and adjusted diluted loss per common share are adjusted for the after-tax impact of asset impairments and items relating to significant transactions and are not measures of financial performance in accordance with generally accepted accounting principles.  We believe that adjusted net loss and adjusted diluted loss per common share better reflect the trend of our future results.  The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition. Therefore, adjusted net loss and adjusted diluted loss per share should not be considered in isolation, nor as an alternative to net loss or diluted loss per common share under generally accepted accounting principles.

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Net loss	$(168,103)	$(96,860)	$(281,298)	$(220,999)

Amortization of acquired sales contracts, net	(1,644)	(3,239)	(5,034)	(6,935)
Asset impairment and mine closure costs	19,146	1,512	19,146	1,512
Expenses related to debt restructuring	4,016	—	4,016	—
Tax impact of adjustment	(7,746)	622	(6,526)	1,952

Adjusted net loss	$(154,331)	$(97,965)	$(269,696)	$(224,470)

Diluted weighted average shares outstanding	212,914	212,225	212,788	212,198

Diluted loss per share	$(0.79)	$(0.46)	$(1.32)	$(1.04)

Amortization of acquired sales contracts, net	(0.01)	(0.02)	(0.02)	(0.03)
Asset impairment and mine closure costs	0.09	0.01	0.09	0.01
Expenses related to debt restructuring	0.02	—	0.02	—
Tax impact of adjustments	(0.04)	0.01	(0.03)	0.01
Adjusted diluted loss per share	$(0.73)	$(0.46)	$(1.27)	$(1.06)

Cash costs per ton

Cash costs per ton exclude the costs of depreciation, depletion and amortization and pass-through transportation costs, and may be adjusted for other items that, due to accounting rules, are classified in “Other operating (income) expense, net” on the statement of operations, but relate directly to the costs incurred to produce coal. Cash costs per ton are not measures of financial performance in accordance with generally accepted accounting principles.  We believe cash costs per ton better reflect our controllable costs and our operating results by including all cash costs incurred to produce coal. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition.  Therefore, cash costs per ton should not be considered in isolation, nor as an alternative to cost of sales per ton under generally accepted accounting principles.

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Cost of sales on condensed consolidated statements of operations	$566,252	$622,137	$1,128,574	$1,308,451
Transportation costs billed to customers	(44,256)	(50,613)	(87,329)	(157,573)
Settlements of heating oil derivatives used to manage diesel fuel purchase price risk	986	1,684	2,210	3,563
Other (other operating segments, operating overhead, land management, etc.)	(8,566)	(3,929)	(18,304)	(8,741)

Total cash costs	$514,416	$569,279	$1,025,151	$1,145,700
Total tons sold	30,573	32,663	63,681	64,020
Total cash cost per ton	$16.83	$17.43	$16.10	$17.90